As filed with the Securities and Exchange Commission on October 13, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

VICI PROPERTIES INC.

(Exact name of registrant as specified in its charter)

Maryland	81-4177147
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8329 W. Sunset Road, Suite 210, Las Vegas, Nevada	89113
(Address of Principal Executive Offices)	(Zip Code)

VICI Properties Inc. 2017 Incentive Compensation Plan

(Full title of the plan)

Mary Elizabeth Higgins

Chief Financial Officer

c/o VICI Properties Inc.

8329 W. Sunset Road, Suite 210

Las Vegas, Nevada 89113

(Name and address of agent for service)

Phone: (702) 820-3800

(Telephone number, including area code, of agent for service)

Copies to:

Carol Anne Huff

Ana Sempertegui

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Common Stock, par value $0.01 per share	12,750,000	$15.1	$192,525,000.00	$23,969.36

(1)	Represents shares of common stock issuable pursuant to the VICI Properties Inc. 2017 Incentive Compensation Plan being registered hereon.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of common stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(3)	The securities to be registered hereby are not traded on any national exchange and in accordance with Rule 457(h) under the Securities Act, the offering price of the common stock was determined based upon its book value as of the effective date of the Third Amended Joint Plan of Reorganization of Caesars Entertainment Operating Company, Inc., et. al. (the “Plan of Reorganization”). Pursuant to the Plan of Reorganization, the historical business of Caesars Entertainment Operating Company, Inc. (“CEOC”) was separated by means of a spin-off transaction whereby the CEOC’s real property assets and golf course operations were transferred through a series of transactions to the registrant and the registrant distributed shares of its common stock and other securities to creditors of CEOC.

(4)	Calculated by multiplying 0.0001245 by the proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by VICI Properties Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)    The Company’s Registration Statement on Form 10-12G, as amended, originally filed with the Commission on July 31, 2017 (File No. 000-55791), including the description of the Company’s common stock contained therein under Item 11 “Description of Registrant’s Securities to be Registered”; and

(b)    Current Report on Form 8-K filed with the Commission on October 11, 2017.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Maryland. Maryland law permits the Company to include a provision in its charter eliminating the liability of its directors and officers to the Company and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) a final judgment based upon a finding that his or her action or failure to act was the result of active and deliberate dishonesty by the director or officer and was material to the cause of action adjudicated. The Company’s charter contains a provision that eliminates its directors’ and officers’ liability to the Company and its stockholders for money damages to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (“MGCL”) requires the Company (unless its charter were to provide otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits the Company to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to, or witness in, by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, the MGCL prohibits the Company from indemnifying a director or officer who has been adjudged liable in a suit by the Company or on its behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the standard of conduct for indemnification set forth above or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Company or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits the Company to advance reasonable expenses to a director or officer upon its receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Company’s charter provides that the Company has the power to obligate itself, and its bylaws obligate the Company, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of the Company and at its request, serves or has served as a director, officer, partner, employee, agent, fiduciary, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Company’s charter and bylaws provide that the Company has the power, with approval of its board, to provide such indemnification and advance of expenses to a person who served a predecessor of the Company in any such capacity described above and to any employee or agent of the Company or a predecessor of the Company.

The Company has entered into an indemnification agreement with each of its directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Company has been informed that in the opinion of the Commission such indemnification is against public policy and is therefore unenforceable.

The Company maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not the Company is required to have the power to indemnify them against the same liability.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The	undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Articles of Amendment and Restatement of VICI Properties Inc.

4.2*	Amended and Restated Bylaws of VICI Properties Inc.

4.3	Form of Stock Certificate.

4.4*	VICI Properties Inc. 2017 Incentive Compensation Plan.

5.1	Opinion of Venable LLP.

23.1	Consent of Deloitte & Touche LLP with respect to the Balance Sheet of VICI Properties Inc.

23.2	Consent of Deloitte & Touche LLP with respect to the Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc. and Financial Statement Schedule

23.3	Consent of Deloitte & Touche LLP with respect to Combined Financial Statements of Caesars Entertainment Outdoor

23.4	Consent of Venable LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages of this Registration Statement).

*	Incorporated by reference to exhibits filed with VICI Properties Inc. Current Report on Form 8-K, filed on October 11, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on October 13, 2017.

VICI PROPERTIES INC.

By:	/s/ Edward B. Pitoniak
Name: Edward B. Pitoniak
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints John Payne and Mary Elizabeth Higgins, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Edward B. Pitoniak Edward B. Pitoniak	Chief Executive Officer and Director (principal executive officer)	October 13, 2017

/s/ Mary Elizabeth Higgins Mary Elizabeth Higgins	Chief Financial Officer (principal financial officer)	October 13, 2017

/s/ Kenneth J. Kuick Kenneth J. Kuick	Chief Accounting Officer (principal accounting officer)	October 13, 2017

/s/ James R. Abrahamson James R. Abrahamson	Chair of the Board	October 13, 2017

/s/ Eugene I. Davis Eugene I. Davis	Director	October 13, 2017

/s/ Eric L. Hausler Eric L. Hausler	Director	October 13, 2017

/s/ Craig Macnab Craig Macnab	Director	October 13, 2017

/s/ Michael Rumbolz Michael Rumbolz	Director	October 13, 2017